Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2026 Inducement Plan of CEA Industries, Inc. of our report dated July 25, 2025, with respect to the consolidated financial statements of CEA Industries, Inc. included in its Transition Report (Form 10-KT) for the four months ended April 30, 2025, and our report dated March 27, 2025, with respect to the consolidated financial statements of CEA Industries, Inc. included in its Annual Report (Form 10-K) for the years ended December 31, 2024 and 2023, filed with the Securities and Exchange Commission.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

April 8, 2026